Exhibit 10.1

TRANSITION AGREEMENT

WHEREAS, this Transition Agreement (hereinafter “Agreement”) is made by and between Anthony F. Bisceglio, 418 Olde Stage Road, Glastonbury, Connecticut 06033  (hereinafter “Mr. Bisceglio”) and The Simsbury Bank & Trust Company and any and all of its business affiliates, parent(s), subsidiaries, divisions, predecessors, insurers, successors and assigns  (including without limitation SBT Bancorp, Inc. and SBT Investment Services, Inc.) (hereinafter referred to collectively as “Simsbury Bank”); and

WHEREAS, Mr. Bisceglio has notified Simsbury of his intent to retire as Chief Financial Officer (“CFO”); and

WHEREAS, Simsbury Bank seeks to have Mr. Bisceglio remain in place as its CFO during the transition period until a new CFO is hired and begins employment (hereinafter referred to as “Transition Period”);

NOW THEREFORE, Mr. Bisceglio and Simsbury Bank agree as follows:

1.            Mr. Bisceglio and Simsbury Bank will jointly announce in accordance with mutually acceptable language that Mr. Bisceglio is retiring effective March 31, 2014 and that Simsbury Bank will be searching for and hiring a new CFO within the next three (3) to six (6) months.

2.           During the Transition Period, Mr. Bisceglio agrees to continue to perform all his current duties as CFO and to perform in good faith all assigned tasks as necessary to assist with the transition of his duties until the new CFO starts work, including developing a written transition plan to assist the new CFO when s/he is hired.   Mr. Bisceglio will continue to receive his regular salary and bonus potential and employment benefits during this Transition Period.

3.Provided that Mr. Bisceglio is employed at the conclusion of the Transition Period (after a new CFO has been hired and has started employment with Simsbury Bank), Mr. Bisceglio agrees to: (i) further remain employed at Simsbury Bank until March 31, 2014 at his current salary and with his current employee benefits in place, and with the opportunity to earn a target bonus for 2013 to be paid on or before March 31, 2014, in the newly created position of EVP, Treasury & Finance. Mr. Biscgelio will be expected to assist the new CFO in transition matters with particular attention to managing Simsbury Bank’s investment portfolio and ALM, contributing to Strategic Planning (including annual plan development) and leading other special projects as may be assigned; and to (ii) execute the Separation Agreement attached hereto as Exhibit 1 on or after his last day of work (unless he is no longer eligible to execute the Separation Agreement due to a termination “for good cause” as further detailed in Paragraph 4, below).

4.           Simsbury Bank reserves the right to terminate Mr. Bisceglio’s employment “for good cause” at any time following his execution of this Agreement and prior to March 31, 2014. For purposes of this Agreement, “for good cause” is defined as: (1) willful neglect of duty and/or incompetence as determined by the Board of Directors of Simsbury Bank; (2) criminal or unlawful conduct; (3) offensive, harassing, indecent or abusive conduct towards co-workers, superiors, customers or other members of the public; (4) insubordination; or (5) bankruptcy of Simsbury Bank.  If Mr. Bisceglio’s employment is terminated “for good cause” at any time prior to March 31, 2014, Mr. Bisceglio’s compensation and benefits shall cease immediately upon his termination from employment and Mr. Bisceglio will not be eligible to receive any separation benefits identified in the attached Separation Agreement.

5.           Should Simsbury Bank terminate Mr. Bisceglio’s employment at any time following his execution of this Agreement and prior to March 31, 2014 for any reason other than “for good cause” (including without limitation permanent disability or death), Simsbury Bank shall continue to pay Mr. Bisceglio (and/or his estate as applicable) his regular salary to March 31, 2014 and he will remain eligible to receive the separation benefits as noted under this circumstance in the attached Separation Agreement  upon his (or, as applicable, his estate’s) execution of the attached Separation Agreement.  For purposes of this Agreement, Mr. Bisceglio shall be deemed to be “permanently disabled” if he is unable to substantially and effectively perform the essential functions of his job (with or without a reasonable accommodation) for a period of sixteen (16) weeks or more due to either a physical or a mental disability.  In the event that Mr. Bisceglio’s medical provider makes the “permanent disability” determination, Simsbury Bank may appoint at its expense its own medical provider to review the determination.  In the event a Simsbury Bank appointed medical provider makes the “permanent disability” determination, Mr. Bisceglio may at his expense appoint his own medical provider to review the determination.  When there is a conflict between Mr. Bisceglio’s medical provider and Simsbury Bank’s medical provider, a third medical provider, mutually agreed upon by the first two medical providers shall be appointed, and his/her opinion as to whether Mr. Bisceglio is “permanently disabled” shall be final and binding.  Simsbury Bank shall pay fees for any such medical provider, unless otherwise covered by Mr. Bisceglio’s health insurance.

6.           Should Mr. Bisceglio leave his employment with Simsbury Bank at any time after the conclusion of the Transition Period and prior to March 31, 2014 for any reason, his compensation and benefits will cease immediately upon the date of his separation but he will remain eligible to receive the separation benefits as noted under this circumstance in the attached Separation Agreement upon his execution of the attached Separation Agreement.

7.           Notwithstanding Paragraphs 5 or 6, above, should Mr. Bisceglio’s employment terminate at any time during either the Transition Period or thereafter prior to March 31, 2014 (due to a “Change in Control” (as that term is defined in the Change in Control Severance Agreement entered into by and between Mr. Bisceglio and Simsbury Bank on or about December 29, 2010), then the terms of the Change in Control Severance Agreement shall govern Mr. Bisceglio’s separation from employment and Mr. Bisceglio will not be eligible to receive any separation benefits identified in the attached Separation Agreement.

8.           This Agreement constitutes and contains the complete agreement and final understanding between the parties with respect to Mr. Bisceglio’s employment and separation from employment with Simsbury Bank, and the other subject matters addressed herein between the parties. This Agreement supersedes any and all prior agreements or understandings, oral or written, between the parties with respect to the issues addressed in this Agreement, and specifically to any matters relating to Mr. Bisceglio’s employment and separation from employment with Simsbury Bank, except for: (i) the Change in Control Severance Agreement entered into by and between Mr. Bisceglio and Simsbury Bank on or about December 29, 2010, which remains applicable following the effective date of this Agreement in the limited circumstance of a “Change in Control” occurring at any time during either the Transition Period or thereafter prior to March 31, 2014; (ii) the Supplemental Executive Retirement Plan dated April 23, 2001 and the Supplemental Executive Retirement Plan dated May 7, 2010, both of which shall remain effective following the effective date of this Agreement; and (iii) the 2011 Stock Award and Option Plan Restricted Stock Agreement between Mr. Bisceglio and SBT Bancorp, Inc., which shall also remain effective following the effective date of this Agreement.  No other contracts, agreements or promises contrary to this Agreement shall be binding or of any effect unless signed by the parties after the date of this Agreement, except as otherwise stated in the previous sentence.

9.           All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

10.           Mr. Bisceglio represents that he has thoroughly reviewed this Agreement consisting of four (4) pages plus Exhibit 1, understands its contents and significance, and has had sufficient opportunity and a reasonable period of time to consider its effect and to obtain legal advice and counsel on its terms.

IN WITNESS WHEREOF, the parties, intending to be legally bound by the above terms and conditions, have knowingly and voluntarily executed this Agreement as follows:

April 25, 2013	/s/ Anthony F. Bisceglio
Date	Anthony F. Bisceglio

THE SIMSBURY BANK & TRUST CO.

April 25, 2013	/s/ Martin J. Geitz
Date	Martin J. Geitz, President & CEO

                                                                                                                                         EXHIBIT 1

SEPARATION AGREEMENT

WHEREAS, this Separation Agreement (hereinafter “Agreement”) is made by and between Anthony F. Bisceglio, 418 Olde Stage Road, Glastonbury, Connecticut 06033  (hereinafter “Mr. Bisceglio”) and The Simsbury Bank & Trust Company and any and all of its business affiliates, parent(s), subsidiaries, divisions, predecessors, insurers, successors and assigns  (including without limitation SBT Bancorp, Inc. and SBT Investment Services, Inc.) (hereinafter referred to collectively as “Simsbury Bank”); and

WHEREAS, the purpose of this Agreement is to fully and finally resolve and dispose of all differences and issues (if any) arising out of Mr. Bisceglio’s employment and separation from employment with Simsbury Bank prior to the effective date of this Agreement;

NOW THEREFORE, Mr. Bisceglio and Simsbury Bank agree as follows:

1.           Consideration. Provided that Mr. Bisceglio’s employment with Simsbury Bank has ended: (i) on March 31, 2014 pursuant to Section 3 of the Transition Agreement executed by and between Simsbury Bank and Mr. Bisceglio in April of 2013 (hereinafter “Transition Agreement”); or (ii) for any reason other than “for good cause” pursuant to Sections 5 or 6 of the Transition Agreement (including without limitation permanent disability, death, or Mr. Bisceglio’s voluntary separation from employment after the conclusion of the Transition Period and prior to March 31, 2014), Simsbury Bank agrees to provide Mr. Bisceglio (or Mr. Bisceglio’s estate, as applicable) with the following monies and benefits to which he is otherwise not already entitled or eligible:

(a)
A separation payment in the gross amount of Two Hundred Fifty Two Thousand Two Hundred Seventy Dollars and No Cents (“252,270.00”) less applicable state and federal withholding taxes.  Simsbury Bank shall make this separation payment in equal installments over a period of twenty four (24) months in accordance with its normal payroll schedule beginning on the first regularly scheduled payroll date following the effective date of this Agreement as specified in Paragraph 19, below.  This separation payment is made in full and final satisfaction of any and all claims or potential claims by Mr. Bisceglio (and/or, as applicable, Mr. Bisceglio’s estate) against Simsbury Bank for any types of damages. Simsbury Bank shall report this income to Mr. Bisceglio (and/or, as applicable, Mr. Bisceglio’s estate) on a W-2 Form at the appropriate time.

(b)
Mr. Bisceglio (and/or, as applicable, Mr. Bisceglio’s estate) will be permitted the option to continue to have his “Stock” (as that term is defined in the 2011 Stock Award and Option Plan Restricted Stock Agreement between Mr. Bisceglio and SBT Bancorp, Inc. – hereafter, “Stock Agreement”) vest in accordance with the vesting schedule and other terms set forth in Paragraph 2 of the Stock Agreement or to accelerate the vesting of his Stock to a date of his choice on or before his receipt of the last separation payment identified above.

The parties agree that the payment of monies and provision of benefits described in this Paragraph exceeds any monies and benefits to which Mr. Bisceglio (and/or, as applicable, Mr. Bisceglio’s estate) is already eligible.  Mr. Bisceglio (and/or, as applicable, Mr. Bisceglio’s estate) further agrees and acknowledges that he is entitled to no other monies or benefits from Simsbury Bank.

2.           Release and Waiver of Claims.  Mr. Bisceglio agrees that by signing this Agreement, he does, for himself, his heirs, executors, administrators, assigns and anyone claiming for or through him, release, give up and forever discharge Simsbury Bank and any and all of its present and former officers, members, partners, principals, trustees, directors, managers, agents, insurers, reinsurers and employees (hereafter collectively “The Released Parties”), of and from any and all lawsuits, complaints, claims, charges, causes of action, grievances and demands of any nature whatsoever that Mr. Bisceglio now has, owns or holds, or claims to own or hold, or that Mr. Bisceglio at any time heretofore has had, owned or held, or claims to have had, owned or held from the beginning of time to the effective date of this Agreement, whether known or unknown, whether in law or in equity, arising under federal, state or municipal constitutions, charters, ordinances, regulations, statutes or common law, including, but not limited to, of and from any and all liability from all applicable state and federal employment discrimination statutes; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46a-60 et. seq.; Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e et. seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.;  42 U.S.C. § 1981; 42 U.S.C. § 1983; 42 U.S.C. § 1988; the Connecticut Free Speech Act, Conn. Gen. Stat. § 31-51q or any analogous state or federal law; the Connecticut Whistleblower Act, Conn. Gen. Stat. § 31-51m or any analogous state or federal law; the Fair Labor Standards Act, 29 U.S.C. §§ 201-219; all applicable Connecticut state laws regarding claims for unpaid wages, employee benefits and/or other forms of compensation; the Connecticut Wage and Hour Laws, Conn. Gen. Stat. § 31-58 et. seq.; all applicable state and federal labor relations acts; all applicable state and federal family and medical leave laws; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461; the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); claims for wrongful discharge or retaliation or discrimination under Section 31-290a of the Connecticut Workers Compensation Act; claims under any of Simsbury Bank’s employee benefit plans including any claims for severance pay, bonuses, sick pay, holiday pay, vacation pay, stocks, life, medical, dental or disability insurance or any other fringe benefit; and any and all other claims of whatsoever kind, whether in contract, express or implied, or in tort, including but not limited to: breach of the covenant of good faith and fair dealing, breach of contract of employment, detrimental reliance, misrepresentation, civil conspiracy, tortious or wrongful or retaliatory discharge from employment, breach of public policy, defamation, invasion of privacy, tortious interference with contractual or business relations, intentional or negligent infliction of emotional or mental distress, and any claims for attorneys’ fees and costs.

Mr. Bisceglio further agrees that by signing this Agreement, he (and anyone claiming for or through him) waives, promises and agrees not to bring or pursue any judicial or administrative action or complaint of whatsoever kind, whether in law or equity or whether known or unknown, against any of The Released Parties, which Mr. Bisceglio now has or has ever had or hereafter shall or may have against any of The Released Parties, for, upon or by reason of any matter, cause or claim of whatsoever kind, existing up to the time of the effective date of this Agreement including, but not limited to, actions involving those statutes, regulations or principles of common law set forth above.

 Mr. Bisceglio also expressly releases and waives any and all claims of age discrimination against The Released Parties under the Age Discrimination in Employment Act, 29 USC § 621-634, for any acts occurring prior to the effective date of this Agreement.

Mr. Bisceglio further represents that he has no present or pending claims against any of The Released Parties for workers compensation for work related injuries for which he has not already filed and that he has no belief or knowledge that any such claims even exist.

Excluded from this Agreement are any claims that cannot be waived by applicable state or federal law, including claims arising after this Agreement is executed.  Mr. Bisceglio further does not waive or release the right to enforce the terms of this Agreement, or his rights to any vested Stock, vested 401K benefits, vested pension benefits, or vested retirement benefits, if any, or his rights to continuation of medical or dental insurance coverage under the provisions of COBRA or any analogous applicable state law.

3.           Withdrawal of Claims.  Mr. Bisceglio agrees that he, and anyone claiming for or through him, will withdraw with prejudice and in writing all complaints, charges or claims that may have been filed and/or are pending against any of The Released Parties on or before the effective date of this Agreement before any federal, state or local court and/or administrative agency.

4.           Confidentiality.  Mr. Bisceglio agrees that the terms of this Agreement are confidential and that such confidentiality is a material term of this Agreement.  Mr. Bisceglio, therefore, agrees that he and anyone acting on his behalf will keep the terms and conditions of this Agreement and associated discussions completely confidential, and will not disclose, disseminate or publicize any information concerning the contents and execution of this Agreement to anyone, including, but not limited to, any member of the media or any past, present, or prospective employee, consultant, contractor, vendor, supplier, customer or competitor of Simsbury Bank, except that Mr. Bisceglio may discuss the terms of this Agreement with his attorney, his accountant or tax preparer, his immediate family members, state and federal taxing authorities, the Connecticut Department of Labor in connection with any application for unemployment benefits and as may otherwise be required by law or judicial process.  Should any other third party inquire of Mr. Bisceglio about the terms or execution of this Agreement, he shall answer to the effect that he cannot comment on that matter.

5.              Post Employment Restrictions.

(A)           Non-Disclosure Obligations.

Mr. Bisceglio acknowledges that during the course of his employment with Simsbury Bank, he had access to confidential and proprietary information, “know-how” and trade secrets regarding Simsbury Bank not known to the general public (hereinafter “Confidential Information”).  Such Confidential Information may include, but is not limited to: (a) information about Simsbury Bank’s customers and potential customers, including the usefulness to them of the products or services of Simsbury Bank, records of their utilization of Simsbury Bank’s products or services, evaluation of their need for Simsbury Bank’s products or services and the details (including termination dates) of any agreements with, or services provided to, those customers; (b) all records, projections, plans, marketing information or methods, financial statements, memoranda, cost data, notes and any other data or information (oral or written), relating to any past, present or future business activities of Simsbury Bank; (c) information about Simsbury Bank’s equipment, designs, apparatus and systems; and (d) information about Simsbury Bank’s operating policies and manuals, legal matters and personnel information. Confidential Information does not include any information which becomes part of the public domain without disclosure by Mr. Bisceglio or information which at the time of such disclosure by Mr. Bisceglio is in the public domain.

Mr. Bisceglio agrees that following his separation from employment with Simsbury Bank, he will hold in confidence and not directly or indirectly disclose, make public, use, or make copies of any such Confidential Information of Simsbury Bank, except as may be expressly authorized by Simsbury Bank.  Mr. Bisceglio further specifically agrees not to disclose any such Confidential Information to anyone outside Simsbury Bank or to use any such information for Mr. Bisceglio’s own benefit or the benefit of any subsequent employer or other business entity.

(B)           Non-Solicitation Obligations.

Mr. Bisceglio agrees that for a period of twelve (12) months following the separation of his employment with Simsbury Bank, he will not directly or indirectly through others, by means of self-employment, by being employed by or rendering advice or assistance or services to any other person, partnership, corporation or other business entity, or by being a partner, investor, stockholder or member of another business entity (except as a passive investor holding not more than 1% equity in such entity):

(i)
seek, solicit, or divert from Simsbury Bank any business from any customer of Simsbury Bank with whom Mr. Bisceglio worked, had contact with, or had knowledge of by virtue of being employed by Simsbury Bank during the two (2) year period prior to Mr. Bisceglio’s separation from employment with Simsbury Bank, with respect to any product or service provided by Simsbury Bank to such customers during Mr. Bisceglio’s employment;

(ii)
offer employment, hire, attempt to hire, solicit employees of Simsbury Bank to leave its employ, or offer or cause to be offered employment to any person who was employed by Simsbury Bank at any time during the two (2) year period prior Mr. Bisceglio’s separation from employment with Simsbury Bank; and/or

(iii)
solicit, request, advise, entice, persuade or induce any individual or entity, including but not limited to any customer, consultant, contractor, supplier, vendor, investor, equity or financing source, or other contracting party of Simsbury Bank, to terminate, reduce or refrain from continuing or renewing their present or prospective contractual or business relationship with Simsbury Bank.

(C)           Non-Competition Obligations.

Mr. Bisceglio agrees that for a period of twelve (12) months following the separation of his employment with Simsbury Bank, he will not (absent the advance written consent of Simsbury Bank) directly or indirectly through others, by means of self-employment or other employment or consulting or contracting assignment:

(i)	perform work for any bank that is part of “the project” known to Simsbury Bank and Mr. Bisceglio in any capacity related to or involving Simsbury Bank’s efforts on “the project.”

(D)           Obligations in Connection with Future Employment.

Mr. Bisceglio agrees that Simsbury Bank, as necessary, may communicate with any of his future employers or contracting entities concerning his post-employment restrictions pursuant to this Agreement.

(E)           Reasonableness of Post-Employment Restrictions.

Mr. Bisceglio acknowledges and agrees that he is able to work in the occupation of his choice and that the restrictions and obligations contained in Paragraph 5 of this Agreement do not impair his ability to work in Mr. Bisceglio’s chosen occupation.  Mr. Bisceglio further acknowledges and agrees that the restrictions and obligations contained in Paragraph 5 of this Agreement are reasonable and necessary in order to protect the legitimate interests of Simsbury Bank, including but not limited to Simsbury Bank’s interests in protecting its investment in Mr. Bisceglio’s training and development, in protecting Simsbury Bank from unfair competition and in protecting the goodwill and business “know how” of Simsbury Bank.

(F)           Remedies.

Mr. Bisceglio acknowledges and agrees that any breach of this Paragraph 5 by Mr. Bisceglio may result in irreparable and continuing damage to Simsbury Bank for which money damages would not provide adequate relief.  Consequently, Mr. Bisceglio agrees that in the event that Mr. Bisceglio breaches Paragraph 5 of this Agreement, Simsbury Bank shall be entitled to immediate injunctive relief, without the need for Simsbury Bank to post a bond in order to prevent the continuation of such irreparable harm to Simsbury Bank and to enforce the terms of this Agreement

Nothing in this Agreement shall be construed to prohibit either party from pursuing any other remedy (including but not limited to money damages, insofar as they can be determined), the parties having agreed that all remedies are cumulative.  In the event of any legal action to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover all of its reasonable costs and expenses, including attorneys’ fees.

Mr. Bisceglio further agrees that if Mr. Bisceglio is proven to have acted in violation of this Paragraph 5, the number of days that Mr. Bisceglio is determined to have been in such violation will be added to the time periods specified in this Paragraph 5.

6.           Non-Inducement of and Non-Participation in Other Claims. Unless otherwise prohibited by law, Mr. Bisceglio agrees that: (a) he and anyone acting on his behalf will not encourage or induce any person or entity, including but not limited to any past or present employee, consultant, contractor, vendor, supplier, customer or competitor of Simsbury Bank, to bring claims, complaints or suits of any kind whatsoever against The Released Parties;  (b) he will not provide information or consulting advice or assist in any manner any such person or entity asserting any claim against Simsbury Bank unless compelled to do so by force of law or subpoena; and that (c) in connection with any action at law, proceeding in equity or in any administrative proceeding commenced by such person or entity, he shall not voluntarily participate as a witness or voluntarily attempt to offer evidence against The Released Parties unless compelled to do so by force of law or subpoena.  Nothing in this Agreement shall be construed to prohibit Mr. Bisceglio from giving truthful testimony before any court or administrative agency, if compelled to do so by force of law or pursuant to a lawful subpoena.

7.           Non-Disparagement. Mr. Bisceglio will not, either verbally or in writing, make any adverse, negative, derogatory or disparaging remarks or statements about any of The Released Parties concerning any aspect of his employment with Simsbury Bank and separation of employment therefrom, or about Simsbury Bank’s business practices, to anyone, including, but not limited to, any member of the media or any past, present, or prospective employee, customer, consultant, contractor, vendor, supplier or competitor of Simsbury Bank. However, this paragraph shall not prohibit Mr. Bisceglio from giving truthful testimony if compelled to do so by force of law or pursuant to a lawful subpoena.

Simsbury Bank agrees that no one in Mr. Bisceglio’s direct management chain of command will, either verbally or in writing, make any adverse, negative, derogatory or disparaging remarks or statements about Mr. Bisceglio concerning any aspect of his employment with Simsbury Bank and separation of employment therefrom, to anyone, including, but not limited to, any member of the media or any current or past employee, consultant, contractor, vendor, customer or competitor of Simsbury Bank. Nothing in this paragraph shall prohibit any of The Released Parties from providing truthful information about Mr. Bisceglio in the normal course of business and/or from giving truthful testimony pursuant to a lawful subpoena or as otherwise required by law.

8.           Consultation Period. Mr. Bisceglio agrees that for the twenty four (24) month period in which he is receiving separation payments as further described above, he will make himself available to serve as a consultant to answer any questions Simsbury Bank may have regarding his former duties or to respond to any business-related issues on an as needed basis at a time mutually convenient to both parties without any additional compensation other than what will be provided to him as described in Paragraph 1, above.

9.   Cooperation in Defending Claims Against The Released Parties.  If at any time a suit or claim is brought by a third party against any of The Released Parties regarding any act or omission relating to the business of Simsbury Bank that occurred on or prior to Mr. Bisceglio’s separation from employment with Simsbury Bank, Mr. Bisceglio will reasonably cooperate in the defense of any such suit or claim by: (a) voluntarily responding to questions and/or meeting with counsel for The Released Parties to discuss or review any matters or documents pertaining to such suit or claim; and/or by (b) providing truthful information, statements, affidavits or testimony if requested by counsel for The Released Parties. Mr. Bisceglio understands and agrees that his assistance in defending claim(s) or suit(s) against The Released Parties in the manner described above is expected for the entire duration of any legal proceedings pertaining to such suit(s) or claim(s) until the conclusion of any such suit(s) or claim(s). Mr. Bisceglio understands and agrees that The Released Parties will not provide him with  any compensation for any time spent providing any such assistance in any suit or claim brought against The Released Parties;  provided that if Mr. Bisceglio is required to travel in order to provide any such assistance or otherwise demonstrates that he has lost wages or other compensation in order to provide such assistance, Simsbury Bank will reimburse Mr. Bisceglio for his reasonable expenses for his travel (and any food and lodging in connection with such travel) or for his verified lost wages/compensation due to his having provided such assistance.   Nothing in this paragraph shall be construed to restrict Mr. Bisceglio from meeting his legal obligation to give truthful information, statements, affidavits or testimony in connection with any such suit or claim and/or before any court or administrative agency regarding such suit or claim.

10.           No Admission of Wrongdoing. Neither the negotiation nor the signing of this Agreement constitutes an acknowledgment or admission that The Released Parties have violated or failed to comply with the law with respect to Mr. Bisceglio. The Released Parties further specifically deny that they violated any rights or engaged in any wrongdoing in connection with Mr. Bisceglio’s employment or separation from employment with Simsbury Bank.  Furthermore, this Agreement, whether or not consummated, shall not be offered or received against any of The Released Parties as evidence of a presumption, concession or admission of any liability, negligence, fault or wrongdoing, or in any way referred to for any reason as against any of The Released Parties, in any civil, criminal or administrative action or proceeding.

11.   No Attorney’s Fees Claims as Prevailing Party. Mr. Bisceglio agrees not to petition any court or administrative agency for attorney’s fees as a prevailing party in connection with claims released hereunder.

12.           Complete Agreement.  This Agreement constitutes and contains the complete agreement and final understanding between the parties with respect to Mr. Bisceglio’s employment and separation from employment with Simsbury Bank, and the other subject matters addressed herein between the parties. This Agreement supersedes any and all prior agreements or understandings, oral or written, between the parties with respect to the issues addressed in this Agreement, and specifically to any matters relating to Mr. Bisceglio’s employment and separation from employment with Simsbury Bank, including without limitation, the Change in Control Severance Agreement entered into by and between Mr. Bisceglio and Simsbury Bank on or about December 29, 2010 (which is rendered null and void by this Agreement) and the Stock Agreement (which is rendered null and void by this Agreement except as otherwise necessary to effectuate Paragraph 1(c), above).  No other contracts, agreements or promises contrary to this Agreement shall be binding or of any effect unless signed by the parties after the date of this Agreement, except the Supplemental Executive Retirement Plan dated April 23, 2001 and the Supplemental Executive Retirement Plan dated May 7, 2010, both of which shall remain effective following the effective date of this Agreement.

13.           Final and Binding Agreement.  The parties agree that this Agreement shall be final and binding. The parties agree not to challenge the enforceability, legality, or final and binding nature of the Agreement in any court or other forum.  If any provision of this Agreement is held, for any reason, to be invalid, illegal, unenforceable, or void as against public policy, it is the intention of the parties that the remainder of this Agreement remain in full force and effect and to this end the provisions of this Agreement are declared to be severable; provided, however, that the obligation of Simsbury Bank as described in Paragraph 1, above, is expressly conditioned on the validity of Paragraphs 2 through 12 of this Agreement.  If Mr. Bisceglio violates this Agreement by bringing a suit or claim against any of The Released Parties with respect to any of the claims he released herein or to otherwise challenge the enforceability of any of these paragraphs in this Agreement, Mr. Bisceglio agrees that Simsbury Bank will not be obligated to pay any outstanding amounts then due and Mr. Bisceglio will be liable for the repayment to Simsbury Bank of any monies already paid to him by Simsbury Bank immediately upon Simsbury Bank’s demand (except as otherwise prohibited by law and only if and when any such demand for repayment is made) in addition to any other remedies available to The Released Parties.

14.           Governing Law And Jurisdiction. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Connecticut. Any action or proceeding arising out of or relating to this Agreement shall be commenced exclusively in any appropriate state or federal court located in the State of Connecticut.  Mr. Bisceglio hereby consents in advance to the exclusive jurisdiction of the appropriate courts located within Connecticut.

15.           21-Day Review Period. Mr. Bisceglio acknowledges that he has been advised to consult with an attorney prior to signing this Agreement.  Mr. Bisceglio further acknowledges that he was advised that he could take up to twenty-one (21) days to consider whether or not to execute this Agreement, and that he nonetheless voluntarily and knowingly decided to execute this Agreement on the date indicated below his signature.  The parties agree that any changes to this Agreement will not restart the running of the 21-day period.  Mr. Bisceglio also acknowledges that he was informed that he has seven (7) days following the date he executes this Agreement in which to revoke the Agreement.  Mr. Bisceglio may not sign this Agreement until on or after his last day of work at Simsbury Bank.

16.   Execution Of Agreement. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the validity of a signed original.  Photographic or electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17.   Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

18.           Cooperation.  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

19.           Revocation Period and Effective Date. This Agreement shall become effective on the eighth day following its execution by Mr. Bisceglio (which execution may not occur until on or after Mr. Bisceglio’s last day of work at Simsbury Bank) unless Mr. Bisceglio has revoked it in the manner and within the timeframe stated herein.  If Mr. Bisceglio wishes to revoke this Agreement, he must do so in writing within seven (7) days following his execution of this Agreement by delivering notice of his intent to revoke to: Susan Presutti, Assistant V.P./Human Resources Manager, Simsbury Bank, 760 Hopmeadow Street, Simsbury, CT 06070.  Mr. Bisceglio understands that should he decide to revoke this Agreement, the Agreement will not be effective and, among other things, the monies that Simsbury Bank has promised to provide in Paragraph 1, above, will not be provided.

20.           Review And Acceptance. Mr. Bisceglio represents that he has thoroughly reviewed this Agreement consisting of eleven (11) pages, understands its contents and significance, and has had sufficient opportunity and a reasonable period of time to consider its effect and to obtain legal advice and counsel on its terms.  Mr. Bisceglio also acknowledges that he has voluntarily accepted and agreed to all of the provisions in this Agreement without being induced by any fraud, accident, duress or mistake.  Mr. Bisceglio fully understands that this Agreement constitutes a waiver of all rights available under federal, state and municipal constitutions, statutes, charters, ordinances, regulations or laws with regard to any matter against The Released Parties, except as otherwise stated in this Agreement.

IN WITNESS WHEREOF, the parties, intending to be legally bound by the above terms and conditions, have knowingly and voluntarily executed this Agreement as follows:

Date	Anthony F. Bisceglio
(or, as applicable, duly
authorized representative
of Mr. Bisceglio’s estate)

Acknowledged as his knowing and voluntary act this ________ day of ___________, 2013.

_______________________________________
Notary Public/Commissioner of Superior Court

THE SIMSBURY BANK & TRUST CO.

Date	Martin J. Geitz, President & CEO

Acknowledged as his knowing and voluntary act this _______ day of ___________, 2013.

__________________________________________
Notary Public/Commissioner of the Superior Court
53557